UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: March 2, 2009
(Date of earliest event reported)
IDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
630 Dundee Road
Northbrook, Illinois 60062
(Address of principal executive offices, including zip code)
(847) 498-7070
(Registrant’s telephone number, including area code)
          Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.
Management Incentive Compensation Plan for Key Employees
On February 24, 2009, the Compensation Committee of the Board of Directors of IDEX Corporation (the “Company”) amended and restated the Management Incentive Compensation Plan for Key Employees (the “MICP”) to add additional performance criteria on which bonuses could be paid, as well as eliminate set weightings for the objective performance criteria. In the future bonuses under the MICP may be based on any one or more of the following criteria: margin growth, net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Compensation Committee), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on assets (net or gross), return on stockholders’ equity, stockholder returns, return on sales, gross or net profit margin, productivity, expense margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, new product development, and market share. Each year the Compensation Committee will set the performance criteria and the weightings for each performance criteria selected. 65% of the bonus is dependent upon satisfaction of the objective performance criteria selected by the Compensation Committee from the above list. The remaining 35% of an executive’s bonus is determined based on an internally-assessed business unit product innovation objective (10%), and performance against 12 behavioral objectives (“qualitative behavioral factors”) set forth in the MICP (25%), neither of which was changed.
On February 24, 2009 under the revised MICP, the Compensation Committee set the following performance objectives for the officers of the Company participating in the plan, with the following weightings for 2009:
50% — earnings per share
15% — cash flow
10% — business unit innovation
25% — qualitative behavioral factors
Item 9.01 — Financial Statements and Exhibits.
(d) Exhibits
10.1	Revised and Restated IDEX Corporation Management Incentive Compensation Plan for Key Employees, effective as of January 1, 2009

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION
By:	/s/ Dominic A. Romeo
Dominic A. Romeo
Vice President and Chief Financial Officer

March 2, 2009

Exhibit Index

Exhibit
Number	Description
10.1	Revised and Restated IDEX Corporation Management Incentive Compensation Plan for Key Employees, effective as of January 1, 2009